Exhibit 16.1

March 6, 2014

Securities and Exchange Commission

100 F Street

N.E. Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Amarin Corporation plc’s Form 8-K dated March 6, 2014, and have the following comments:

1.	We agree with the statements made in the second, third and fourth paragraphs of Item 4.01(a).

2.	We have no basis on which to agree or disagree with the statements made in the first paragraph of Item 4.01(a) and Item 4.01(b).

Yours truly,

/s/ DELOITTE & TOUCHE LLP

Parsippany, New Jersey